Exhibit 99.1

Buckeye’s Second Quarter FY 2013 Results

2Q-FY13 shipment volume up 6% vs. 2Q-FY12; up 22% vs. 1Q-FY13

Foley production rate fully recovered from June steam drum failure outage

Strong cash flow from operations reinvested in Foley specialty expansion project

MEMPHIS, Tenn.--(BUSINESS WIRE)--January 29, 2013--Buckeye Technologies Inc. (NYSE:BKI) today announced second quarter net sales of $204.3 million and adjusted net income* of $23.6 million. Adjusted EPS* of $0.60 compared to $0.69 in 2Q-FY12 and $0.62 in 1Q-FY13. Net insurance recovery in 2Q-FY13 was $0.04 per share less than expected.

Net sales for the quarter were down $17.1 million or 8% compared to the year ago quarter. While shipment volume was up 6% year over year, product mix was unfavorable as we shipped about 12,000 tons into the viscose staple fiber market during the quarter as a result of weak demand in some of our high-end markets, particularly from the European tire cord market. The sale of the Merfin Systems converting business in the third quarter of fiscal 2012 accounted for $4.3 million of this reduction in net sales.

Adjusted operating income* of $36.4 million was down $6.7 million compared to the year ago quarter, largely due to unfavorable product mix, in spite of a $6.8 million net insurance benefit related to the June steam drum failure outage at Foley.

Adjusted net income* of $23.6 million, or $0.60 per share, excludes after-tax restructuring and asset impairment charges of $10.7 million or $0.27 per share relating to the closure of our Delta airlaid nonwovens plant, which ceased production in November. Adjusted net income* was down $4.3 million or $0.09 per share compared to the prior year period’s $27.9 million or $0.69 per share, which excluded after-tax costs of $3.6 million or $0.09 per share relating to the cellulosic biofuel credit, and after-tax impairment costs of $29.7 million or $0.74 per share relating to the sale of Merfin Systems and the closure of our cotton specialty fibers plant in Americana, Brazil.

Comparison with 1Q 2013

Comparing 2Q 2013 to 1Q 2013, sales were up $7.4 million or 4%. This was driven by a 31% increase in shipment volume from the Foley specialty wood fibers facility compared to a first quarter heavily impacted by the June steam drum failure outage. Shipment volume from our Memphis specialty cotton fibers plant was down 16% in spite of a small pick-up in demand for acetate pulp from the LCD market, and Nonwovens shipment volume was off 8% due to the end of production at our Delta plant and normal seasonal weakness. Adjusted operating income* was down $2.6 million as the favorable impact from the final insurance settlement related to the June outage and increased shipment volume was not enough to offset the unfavorable product mix impact and lower fluff pulp prices. Adjusted EPS* of $0.60 was only down $0.02 versus the first quarter.

Cash Flow and Capital Allocation

Cash flow provided by operating activities was $25.0 million for the quarter. Capital expenditures, at $23.8 million, remained at a high level as Buckeye continues work on the specialty conversion and oxygen delignification projects at its Foley Mill. We also continued to return cash to shareholders during the quarter, with $9.2 million in share repurchases and $3.4 million in dividends paid out during the quarter. Long-term debt increased by $17.4 million but cash also increased by $10.1 million since September 30. Our free cash flow is forecasted to improve considerably during the next six months as black liquor tax credit paybacks, funding of our employee 401K plans, bonus payouts, and Foley property tax payments are all behind us for the fiscal year, and we expect to realize a little over $20 million in proceeds from the sale of the Delta property in February.

Business Conditions and Outlook

Chairman and Chief Executive Officer John B. Crowe said, “Our second quarter fiscal 2013 earnings came in a bit weaker than expected, with adjusted EPS* below the low end of our earnings call guidance by $0.05. The net positive impact of the final insurance settlement related to the June steam drum failure at our Foley mill, which was received in December, was $0.11, or $0.04 lower than we had anticipated. Otherwise, compared to the high end of our earnings expectations going into this quarter, the main difference was that selling prices on shipments of specialty wood pulp into the viscose staple fiber market were lower than expected, and fluff pulp prices were lower than predicted due to an increase in spot business. We continued to experience weaker market conditions during the quarter in a few specialty fibers markets such as European high performance tire cord, acetate filament, and LCD screens. In order to offset weaker sales into these markets and bring our inventory levels back down, we chose to sell into the viscose staple fiber market for the first time in over two years. We are now experiencing some improvement in the tire cord market with orders up compared to the second quarter. We had good production and shipment volumes in our second quarter. Total shipment volume was up 6% compared to the year ago quarter, driven by increased shipments of specialty wood fibers, fluff pulp, and nonwovens.”

Mr. Crowe went on to say, “During the quarter, we continued to make good progress on our Specialty Expansion and Oxygen Delignification Projects at our Foley facility. Both are important projects which will be key contributors for revenue growth and cost reduction, and are expected to come on-line in April and July 2013 respectively. We currently expect the demand weakness we have been experiencing in several of our markets to continue into the third quarter before starting to improve. As a result, we expect our third quarter adjusted EPS will be about the same as second quarter earnings excluding the insurance benefit, before improving in the fourth quarter. Our long-term prospects remain positive and we are well-positioned to meet the challenges of a sluggish economy and take advantage of opportunities that present themselves.”

Conference Call Details

Buckeye has scheduled a conference call for Wednesday morning, January 30, at 9:00 a.m. ET to discuss second quarter performance. Persons interested in listening by telephone may dial in at (888) 427-9376 within the United States. International callers should dial (719) 325-2215. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, and Canada. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for Buckeye and the demand for its products, the results and timing of Buckeye’s strategic investments and growth opportunities and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Buckeye’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income”, “adjusted net income”, “and adjusted earnings per share”, “free cash flow”. The first three measures are equal to net income, pre-tax income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits (AFMC) and cellulosic biofuel credits (CBC), goodwill and long-term asset impairment cost, and restructuring cost. “Free cash flow” is equal to net cash provided by operating activities less net cash used in investing activities (excluding purchase of short term investments.

($ in Millions)	Q2-2013	Q2-2012	Q1-2013	YTD-2013	YTD-2012
Operating income
Operating income in accordance with GAAP	25.7	39.0	38.0	63.7	82.5
Special items:
Restructuring costs	7.8	---	1.0	8.7	---
Asset and Goodwill impairment	2.9	4.1	---	2.9	4.1
Adjusted operating income (Excludes Americana)	36.4	43.1	39.0	75.3	86.6

Net income	Q2-2013	Q2-2012	Q1-2013	YTD-2013	YTD-2012
Net income in accordance with GAAP	12.9	(5.4)	29.5	42.4	35.7
Special items, after-tax:
Restructuring costs	7.8	---	0.6	8.4	---
AFMC / CBC	---	3.6	(5.5)	(5.5)	(7.6)
Asset and Goodwill impairment	2.9	29.7	---	2.9	29.7
Adjusted net income	23.6	27.9	24.6	48.2	57.8

Earnings per share (EPS) - Diluted
EPS in accordance with GAAP	$0.33	($0.14)	$0.74	$1.07	$0.88
Special items, after-tax, per share:
Restructuring costs	0.20	---	0.02	0.22	---
AFMC / CBC	---	0.09	(0.14)	(0.14)	(0.19)
Asset and Goodwill Impairment	0.07	0.74	---	0.07	0.74
Adjusted EPS	$0.60	$0.69	$0.62	1.22	1.43

($ in Millions)	Q2-2013	Q2-2012	Q1-2013	YTD-2013	YTD-2012
Free Cash Flow
Net cash provided by operating activities	25.0	24.9	3.7	28.8	53.4
Purchases of property, plant & equipment / Other	(23.9)	(13.7)	(28.1)	(52.1)	(24.4)
Proceeds from insurance settlement related to capital investments	1.2	---	3.1	4.3	---
Free Cash Flow	2.3	11.2	(21.3)	(19.0)	29.0

Loss from Discontinued Operations

* As a result of the disposition of our Americana operations in Q4 2012 and resulting end to our continuing involvement with the inclusion of the waste water treatment facilities in the assets that were sold, we believe the results of the operations for this business, including the loss recognized from the sale and less applicable income taxes (benefit), should be reported in discontinued operations in our consolidated income statement. The table below shows the detail behind the loss from discontinued operations for each period reported in the press release financial statements.

($ in Millions)	Q2-2012	YTD2012
Net Sales	5.7	14.3
COGS	6.3	14.3
Gross Margin	(0.6)	0.0
Asset Impairment Cost	49.0	49.0
Restructuring Costs	0.0	0.0
Operating Income	(49.6)	(49.0)
Net Interest Expense (Income)	(0.1)	(0.2)
Foreign Exchange & Other	(0.3)	(0.2)
Earnings before Tax	(49.2)	(48.6)
Income tax expense (Benefit)	(22.8)	(22.8)
Income (Loss) from Discontinued Operations	(26.4)	(25.8)

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net sales	$204,333	$196,958	$221,414	$401,291	$452,876
Cost of goods sold	157,014	146,838	166,420	303,852	341,616
Gross margin	47,319	50,120	54,994	97,439	111,260
Gross margin as a percentage of sales	23.2%	25.4%	24.8%	24.3%	24.6%

Selling, research and administrative expenses	12,196	13,188	11,348	25,384	23,687
Amortization of intangibles and other	514	508	500	1,022	996
Asset impairment loss	2,890	-	1,673	2,890	1,673
Goodwill impairment loss	-	-	2,425	-	2,425
Restructuring costs	7,796	963	-	8,759	-
Other operating income	(1,752)	(2,528)	-	(4,280)	-

Operating income	25,675	37,989	39,048	63,664	82,479

Net interest expense and amortization of debt costs	(562)	(641)	(1,021)	(1,203)	(4,470)
Foreign exchange and other	(58)	(363)	(277)	(421)	365
Income from continuing operations before income taxes	25,055	36,985	37,750	62,040	78,374
Income tax expense	12,146	7,494	16,783	19,640	16,884
Income from continuing operations	12,909	29,491	20,967	42,400	61,490
Loss from discontinued operations, net of tax	-	-	(26,406)	-	(25,822)
Net Income (loss)	$12,909	$29,491	$(5,439)	$42,400	$35,668

Computation of diluted earnings per share under the two-class method:

Net income (loss) attributable to shareholders	$12,909	$29,491	$(5,439)	$42,400	$35,668
Less: Distributed and undistributed income allocated to participating securities (nonvested stock)	(134)	(337)	-	(454)	(520)
Distributed and undistributed income (loss) available to shareholders	$12,775	$29,154	$(5,439)	$41,946	$35,148

Diluted weighted average shares outstanding	39,158	39,255	39,260	39,246	39,779

Income per share from continuing operations	$0.33	$0.74	$0.52	$1.07	$1.53
Loss per share from discontinued operations	-	-	(0.66)	-	(0.65)
Diluted earnings (loss) per share	$0.33	$0.74	$(0.14)	$1.07	$0.88

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31	September 30	June 30	December 31
	2012	2012	2012	2011
Current assets:
Cash and cash equivalents	$49,310	$39,196	$38,284	$35,998
Short term investments	9,236	9,051	8,813	-
Accounts receivable, net	137,927	131,212	126,705	136,571
Inventories	105,789	114,948	90,183	106,756
Deferred income taxes and other	23,872	27,893	25,697	14,328
Total current assets	326,134	322,300	289,682	293,653

Property, plant and equipment, net	518,166	508,683	492,109	476,020
Deferred income taxes	40,300	50,144	42,427	48,670
Intellectual property and other, net	12,055	12,572	13,193	14,138
Total assets	$896,655	$893,699	$837,411	$832,481

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$23,335	$30,775	$40,600	$32,846
Accrued expenses	38,948	38,632	43,135	40,323
Other current liabilities	-	-	-	863
Total current liabilities	62,283	69,407	83,735	74,032

Long-term debt	99,279	81,842	58,578	86,840
Deferred income taxes	4,842	16,385	4,930	5,531
Other liabilities	89,454	90,497	87,132	85,486
Stockholders' equity	640,797	635,568	603,036	580,592
Total liabilities and stockholders' equity	$896,655	$893,699	$837,411	$832,481

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
OPERATING ACTIVITIES
Net income (loss)	$12,909	$29,491	$(5,439)	$42,400	$35,668
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairment loss	2,890	-	50,711	2,890	50,711
Depreciation	11,643	12,242	12,791	23,885	25,817
Amortization	670	663	655	1,333	1,306
Loss on goodwill impairment	-	-	2,425	-	2,425
Deferred income taxes	2,266	1,608	(2,509)	3,874	(16,141)
Noncurrent AFMC refund payable	-	3,288	(1,567)	3,288	13,895
Loss on disposal of equipment	552	529	483	1,081	766
Insurance settlement	(1,749)	(2,528)	-	(4,277)	-
Provision for bad debts	(144)	104	49	(40)	604
Excess tax benefit from stock based compensation	(1,162)	(1,048)	(788)	(2,210)	(1,553)
Stock-based compensation expense	1,330	1,340	1,245	2,670	2,211
Other	(17)	20	(244)	3	(356)
Change in operating assets and liabilities
Accounts receivable	(9,498)	16,121	1,999	6,623	537
Income tax receivable	3,672	(20,525)	-	(16,853)	-
Inventories	9,194	(24,043)	(6,346)	(14,849)	(18,793)
Other assets	744	(131)	(3,247)	613	(2,888)
Accounts payable and other liabilities	(8,281)	(13,395)	(25,288)	(21,676)	(40,815)
Net cash provided by operating activities	25,019	3,736	24,930	28,755	53,394

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(23,848)	(28,103)	(13,586)	(51,951)	(24,299)
Proceeds from insurance settlement related to capital investments	1,206	3,071	-	4,277	-
Other	(110)	(17)	(75)	(127)	(126)
Net cash used in investing activities	(22,752)	(25,049)	(13,661)	(47,801)	(24,425)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	17,437	23,264	(3,511)	40,701	(10,081)
Excess tax benefit from stock based compensation	1,162	1,048	788	2,210	1,553
Purchase of treasury shares	(9,175)	(28)	(1,941)	(9,203)	(10,589)
Net proceeds from sale of equity interests	1,210	874	1,002	2,084	1,640
Payment of dividend	(3,445)	(3,148)	(2,374)	(6,593)	(4,784)
Other	(74)	(864)	-	(938)	(469)
Net cash provided by (used in) financing activities	7,115	21,146	(6,036)	28,261	(22,730)

Effect of foreign currency rate fluctuations on cash	732	1,079	(2,029)	1,811	(735)

Increase in cash and cash equivalents	10,114	912	3,204	11,026	5,504
Cash and cash equivalents at beginning of period	39,196	38,284	32,794	38,284	30,494
Cash and cash equivalents at end of period	$49,310	$39,196	$35,998	$49,310	$35,998

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Six Months Ended
SEGMENT RESULTS	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Specialty Fibers
Net sales	$153,399	$143,311	$170,977	$296,710	$345,794
Operating income (a)	35,072	37,072	42,506	72,144	85,751
Depreciation and amortization (b)	7,651	7,709	7,815	15,360	15,509
Total assets	533,016	505,281	482,236	533,016	482,236
Capital expenditures	21,608	25,264	11,510	46,872	20,495

Nonwoven Materials
Net sales	$54,190	$58,374	$58,307	$112,564	$122,992
Operating income (a)	3,719	5,522	2,765	9,241	5,093
Depreciation and amortization (b)	3,563	4,087	4,009	7,650	8,226
Total assets	173,260	188,297	193,950	173,260	193,950
Capital expenditures	1,665	1,885	1,674	3,550	3,363

Corporate
Net sales	$(3,256)	$(4,727)	$(7,870)	$(7,983)	$(15,910)
Operating loss (a)	(13,116)	(4,605)	(6,223)	(17,721)	(8,365)
Depreciation and amortization (b)	943	954	957	1,897	1,903
Total assets	190,379	200,121	156,295	190,379	156,295
Capital expenditures	575	954	402	1,529	441

Total
Net sales	$204,333	$196,958	$221,414	$401,291	$452,876
Operating income (a)	25,675	37,989	39,048	63,664	82,479
Depreciation and amortization (b)	12,157	12,750	12,781	24,907	25,638
Total assets	896,655	893,699	832,481	896,655	832,481
Capital expenditures	23,848	28,103	13,586	51,951	24,299

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, goodwill impairment, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Six Months Ended
ADJUSTED EBITDA	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net income (loss)	$12,909	$29,491	$(5,439)	$42,400	$35,668
Elimination of discontinued operations	-	-	26,406	-	25,822
Income tax expense	12,146	7,494	16,783	19,640	16,884
Interest expense	450	535	868	985	4,216
Amortization of debt costs	156	155	155	311	310
Depreciation, depletion and amortization	12,157	12,750	12,781	24,907	25,638
EBITDA	37,818	50,425	51,554	88,243	108,538
Asset impairments	2,890	-	4,098	2,890	4,098
Restructuring	7,796	963	-	8,759	-
Non cash charges	566	531	481	1,097	781
Adjusted EBITDA	$49,070	$51,919	$56,133	$100,989	$113,417

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, goodwill impairment, restructuring charges incurred since the inception of the current credit facility, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.). Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Executive Vice President and Chief Financial Officer
or
Eric Whaley, 901-320-8509
Director Investor Relations
www.bkitech.com